UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): December 21, 2005
MOST HOME CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	0-29067 (Commission File Number)	98-0173359 (IRS Employer Identification No.)
Unit 1, 11491 Kingston Street Maple Ridge, British Columbia, Canada (Address of principal executive offices)	V2X 0Y6 (Zip Code)
Registrant's telephone number, including area code: (604) 460-7634
N/A (Former name or former address, if changed since last report.)

Item 3.02   Unregistered Sales of Equity Securities.

On November 7, 2005, we issued 166,667 shares of common stock and 83,333 share purchase warrants to an accredited investor for total proceeds of $50,000. Each warrant entitles the investor to purchase one additional common share at an exercise price of $0.33 per share at any time up to and including November 6, 2008. No commission was paid in connection with this private placement. The units were sold to the accredited investor pursuant to Regulation 506 under the Securities Act of 1933, as amended. All securities issued were issued as "restricted securities" and were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the sales of the shares.

On December 9, 2005, we issued 1,000,000 shares of common stock and 500,000 share purchase warrants to an accredited investor for total proceeds of $300,000. Each warrant entitles the investor to purchase one additional common share at an exercise price of $0.33 per share at any time up to and including December 10, 2008. We paid cash commission of $15,000 in connection with the private placement transactions to a person that is not a broker-dealer or agent. The units were sold to the accredited investor pursuant to Regulation 506 under the Securities Act of 1933, as amended. All securities issued were issued as "restricted securities" and were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the sales of the shares.

On December 21, 2005, we issued 333,333 shares of common stock and 166,666 share purchase warrants to an accredited investor for total proceeds of $100,000. Each warrant entitles the investor to purchase one additional common share at an exercise price of $0.33 per share at any time up to and including December 20, 2008. We paid cash commission of $5,000 in connection with the private placement transactions to a person that is not a broker-dealer or agent. The units were sold to the accredited investor pursuant to Regulation 506 under the Securities Act of 1933, as amended. All securities issued were issued as "restricted securities" and were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the sales of the shares.

From October to December, 2005, we raised $1,000,000 from one individual and $50,000 from another individual, and we issued an aggregate of 3,500,001 shares and 1,749,999 warrants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MOST HOME CORP.
Date: December 21, 2005	By: Scott Munro Scott Munro, Principal Financial Officer